EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to The Coca-Cola Company 401(k) Plan for Union Employees and to the incorporation by reference therein of our reports dated February 25, 2005, with respect to the consolidated financial statements and schedule of The Coca-Cola Company, The Coca-Cola Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Coca-Cola Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.


                                                    /s/ Ernst & Young LLP
                                                        Ernst & Young LLP





Atlanta, Georgia
March 4, 2005